EXHIBIT 23.1
      The following report is in the form that will be signed upon the completion of the transaction described in Basis of Presentation of Note A to the financial statements.

/s/ Ernst & Young LLP
San Antonio, Texas
August 9, 2005
Consent of Independent Registered Public Accounting Firm
      We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 4, 2005 (except as to Basis of Presentation of Note A, as to which date is                     , 2005), in the Registration Statement (Form S-1 No. 333-            ) and related Prospectus of Clear Channel Outdoor Holdings, Inc. and subsidiaries dated August      , 2005.

Ernst & Young LLP
San Antonio, Texas